S I N C E  1 8 9 5

ATTORNEYS AT LAW

WILLCOX

SAVAGE

Thomas C. Inglima

Member

757-628-5505

tinglima@wilsav.com

23525.000

April 14, 2005

Board of Directors of The Dress Barn, Inc. 30 Dunnigan Drive Suffern, NY 10901
Re:

Dress Barn Credit Management, LLC, a Virginia liability company (“Dress Barn Credit Management, LLC”), a wholly owned subsidiary of the Dress Barn, Inc., a Connecticut corporation (the “Parent”) – Guarantee by Dress Barn Credit Management, LLC of $115,000,000 aggregate principal amount of 2.50% Convertible Senior Notes due 2024 (the “Notes”) issued pursuant to an Indenture dated December 15, 2004, as thereafter supplemented (the “Indenture”) by and among the Parent, Dress Barn Credit Management, LLC, certain other guarantors as listed therein and The Bank of New York, as trustee.

Ladies and Gentlemen:

We have acted as special counsel in the Commonwealth of Virginia to Dress Barn Credit Management, LLC in connection with certain limited matters. You have requested our opinion solely with respect to the matters set forth below. We have not represented the Parent in connection with the issuance of the Notes and have not otherwise participated in the issuance of the Notes, the registration for resale by the holders thereof of the Notes (or the shares of common stock issuable in certain circumstances upon conversion of the Notes) under the Securities Act of 1933, as amended, by the Parent on Form S-1 filed with the Securities and Exchange Commission (the “Registration Statement”), or the preparation of the Registration Statement or any of the documents referenced therein or given in connection therewith. Without limiting the foregoing, we were not asked to review the Registration Statement or provide any securities law advice to the Parent, and we have not provided any advice to the Parent with respect to securities matters, including whether this opinion must be filed under applicable securities laws or the rules or regulations of the Securities and Exchange Commission. Accordingly, our opinion is based solely on our review of the below-described documents and such rules of law as we have deemed necessary to give this opinion.

Reply to Norfolk Office

ONE COMMERCIAL PLACE    SUITE 1800    NORFOLK, VIRGINIA 23510    757.628.5500    FACSIMILE 757.628.5566
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Willcox & Savage

Board of Directors of The Dress Barn, Inc. April 14, 2005 Page 2

In connection with the opinions expressed herein, we have examined and relied upon originals or copies, certified or otherwise, authenticated to our satisfaction, of: (i) the Articles of Organization of Dress Barn Credit Management, LLC dated October 9, 2003; (ii) the Certificate of Organization of Dress Barn Credit Management, LLC dated October 14, 2003; (iii) the Limited Liability Company Operating Agreement of Dress Barn Credit Management, LLC dated as of October 14, 2003; (iv) the Sole Member’s Certificates dated January 3, 2005 and April 12, 2005, executed by an officer of the Parent; (v) the Indenture; (vi) the Subsidiary Guarantees dated January 3, 2005 (collectively, the “Guarantee”); and (vii) a Certificate of Fact for Dress Barn Credit Management, LLC issued by the State Corporation Commission of Virginia dated April 12, 2005. The documents listed in (i), (ii), (iii) and (vii) above are the “Organizational Documents”.

We have also examined pertinent statutes and regulations and copies, certified or otherwise, authenticated to our satisfaction, of the records or the proceedings of Dress Barn Credit Management, LLC and have done such other investigations as we considered necessary as a basis for the opinions hereafter expressed. In our examinations referred to above, we have assumed, among other things, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the original of all certified or photostatic copies furnished to us. As to questions of fact material to the opinions herein expressed, we have, with your consent and without any independent verification, relied upon, and assumed the accuracy of, written statements of certain public officials and one or more certificates of an officer of the Parent, as sole member. We have, with your consent, also assumed that the Parent has the requisite corporate power and authority to act as sole member, has taken all corporate action necessary to authorize the execution and delivery of the Guarantee as the sole managing member of Dress Barn Credit Management, LLC and that the Guarantee has been duly executed and delivered by the Parent as sole managing member. We have assumed that any certificate, representation, telegram or other document on which we have relied that was given or dated earlier than the date of this opinion continue to remain accurate from such earlier date through and including the date of this opinion.

The opinions expressed herein are limited to the laws of the Commonwealth of Virginia in effect on the date hereof as they presently apply and we express no opinion herein as to any matter governed by the laws of any other state or jurisdiction, or the effect thereof.

Based upon the foregoing, and subject to the foregoing, and the further assumptions and qualifications set forth below, we are of the opinion that as of the date hereof:

1.              Dress Barn Credit Management, LLC has the requisite power, under the Organizational Documents and applicable limited liability company law, to execute and deliver the Guarantee.

Willcox & Savage

Board of Directors of The Dress Barn, Inc. April 14, 2005 Page 3

2.              Dress Barn Credit Management, LLC has taken all action necessary under the Organizational Documents and applicable limited liability company law to authorize the execution and delivery of the Guarantee and the performance of its obligations thereunder.

3.              The Guarantee, when executed and delivered as contemplated by the Indenture, will have been duly executed and delivered by Dress Barn Credit Management, LLC.

Our opinions are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressed herein. Without limiting the foregoing, this letter does not give any opinion with respect to the enforceability of the Guarantee.

This opinion is rendered only to you and is solely for your benefit in connection with the transaction covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, provided, solely for the purpose of providing its opinion filed as Exhibit 5 to the Registration Statement, Proskauer Rose LLP, outside counsel to the Parent, may rely upon this opinion solely as to the power and authority of Dress Barn Credit Management, LLC to execute and deliver the Guarantee.

This opinion speaks only as of the date hereof and, except as provided in the previous sentence, to its addressees, and we have no responsibility or obligation to update this opinion, to consider its applicability or correctness to other than its addressees (and such other persons who may rely hereon as aforesaid), or to take into account changes in law, facts or any other development of which we may later become aware.

We hereby consent to the filing of this opinion as Exhibit 5(b) to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

WILLCOX & SAVAGE PC

By:	/s/ Thomas C. Inglima Thomas C. Inglima, Member